Exhibit 10.4

Commercial Banking - GP4 Major 1

(CARM 170310 / 170524 & CM 170328)

CONFIDENTIAL

Treasure Success International Limited

19/F Ford Glory Plaza

37-39 Wing Hong Street

Cheung Sha Wan

Kowloon

29 May 2017

Attn : Mr Samuel Choi

Dear Sir

BANKING FACILITIES

With reference to our recent discussions, we are pleased to confirm our agreement to granting you the following facilities. The facilities will be made available subject to (a) the specific terms and conditions outlined herein; (b) the Bank’s Terms and Conditions for Facilities; and (c) the general terms and conditions governing your account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict, the terms of this Facility Letter shall prevail. Definitions contained in the Bank’s Terms and Conditions for Facilities apply to this Facility Letter. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time and in any event by 1 May 2018, and also subject to the Bank’s overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

In the event of a renewal of the facilities next year or by 1 May 2018, whichever is earlier, the Bank will issue a renewal notification letter to confirm the continuation of the latest available facilities. A review fee will be advised and this shall be debited automatically from the Borrower(s)’s account within 1 month of the issuance of the renewal notification letter.

BORROWER(S)

Treasure Success International Limited	[Customer No.741-027148]

FACILITIES	Limit

Combined Limit for the following facilities	USD8,000,000.-
within which the following sub-limits apply:

(a)	Import Facilities	USD8,000,000.-
(Usance period up to 120 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

The Hongkong and Shanghai Banking Corporation Limited

HSBC Main Building, 1 Queen’s Road Central, Hong Kong

Tel: (852)2822 1111

Web: www.hsbc.com.hk

Incorporated in the Hong Kong SAR with limited liability

Registered at the Hong Kong Companies Registry No. 263876

Treasure Success International Limited	29 May 2017

Limit

(b)	Loan Against Import (“LAI”)	USD8,000,000.-
(Maximum Tenor 120 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(c)	Trust Receipts	USD8,000,000.-

(d)	Clean Import Loan	USD8,000,000.-
(Maximum tenor 120 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

(e)	Advance to Manufacturer against Purchase Order	USD8,000,000.-
(Maximum tenor: 120 days)

Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

Notwithstanding the limits set out above, the aggregate outstanding of the above items:

-	(a), (b) and (c) shall at no time exceed USD8,000,000.-.
-	(b) and (c) shall at no time exceed USD8,000,000.-.
-	(b), (c), (d) and (e) shall at no time exceed USD8,000,000.-.

Documents presented to the Bank for drawings under trade related facilities must reflect and relate to a genuine transaction. Where documents presented are not in the original form, copies of such documents presented must strictly conform to the original. Please note that drawings without underlying transaction, or presentation of forged or fraudulent documentation can render companies and/or persons involved liable to prosecution.

SECURITY AND OTHER DOCUMENTATION

The Bank will require to hold the following security document(s) and other document(s) in form and substance satisfactory to the Bank:

1.	A Guarantee (Unlimited Amount) from Choi Lin Hung and Ng Tsze Lun.

2.	A Guarantee (Unlimited Amount) from Jerash Garments and Fashions Manufacturing Company Limited [“JGL”]. We attach our standard Guarantee (Unlimited Amount). Please arrange to sign and return it to us together with the supporting board resolution(s). This Guarantee will be supported by an “Assignment of Receivables - General” granted by JGL. We attach our standard “Assignment of Receivables - General”. Please sign and return to us the document(s) together with the supporting board resolution(s).

This “Assignment of Receivables - General” needs to be registered with the Companies Registry. Please sign and return the “Assignment of Receivables - General” within 5 business days of execution. The related registration fee (currently HKD340.- per document) will be charged to the debit of the Borrower’s current account.

Treasure Success International Limited	29 May 2017

3.	A Guarantee (Unlimited Amount) from Jerash Holdings (US) Inc [“JHI”] together with:

(a)	a certified copy of a Board Resolution, signed sealed by the Secretary or Assistant Secretary of JHI authorising a named person to execute the guarantee.

(b)	a Certificate of Incumbency signed sealed by the Secretary or Assistant Secretary identifying the individual authorized to issue the guarantee.

(c)	a Counsel Opinion in the substantially form set out in legal opinions item O(2).

We attach our standard Guarantee (Unlimited Amount).

The authorised signatories of JHI should be duly verified by their bankers. Please also let the Bank have a certified copy of Certificate of Incorporation, Articles of Association and List of current directors of JHI for the Bank’s records.

4.	A “Charge over Securities and Deposits (Unlimited Amount)” granted by the Borrower(s). We attach our standard “Charge over Securities and Deposits (Unlimited Amount)”. Please arrange to sign and return to us the document(s) together with the supporting board resolution(s).

The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. “Securities” means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof.

•	A charge over the Borrower(s)’s deposit(s) for USD3,000,000.- or its equivalent in other foreign currencies placed with the Bank. This amount is to be reduced to USD2,000,000.- upon VF Sourcing Asia S.A.R.L. or its related companies starting to bill and make payments to account(s) maintained with the Bank in the name of the Borrower(s).

In the event of the value of the foreign currency deposit charged to the Bank falling below the required level and upon the Bank’s request, the Borrower(s) should immediately pledge to the Bank additional security acceptable to it to bring the value back to the threshold.

This “Charge over Securities and Deposits (Unlimited Amount)” needs to be registered with the Companies Registry. Please sign and return the “Charge over Securities and Deposits (Unlimited Amount)” within 5 business days of execution. The related registration fee (currently HKD340.- per document) will be charged to the debit of the Borrower’s current account.

5.	A Letter of Undertaking from JGL undertakes to use accounts maintained with the Bank for receiving payments from VF Sourcing Asia S.A.R.L. and its related companies.

We enclose the suggested format of Letter of Undertaking and Board Resolution for your reference.

Treasure Success International Limited	29 May 2017

As JGL and JHI are incorporated in Jordan and United States of America respectively, the Bank requires a legal opinion (in form and substance satisfactory to the Bank) from a qualified lawyer in the jurisdiction of each of JGL’s and JHI’s incorporation, confirming the corporate capacity and authority of JGL and JHI to enter into the security, and also confirming that all necessary documents have been or will be properly executed. The legal opinion, together with the properly executed security documents, should be forwarded to the Bank directly by the solicitor.

FURTHER NOTES

1.	As a condition for granting credit facilities to small and medium size enterprises (“SMEs”), an explicit consent from the related SME must be obtained to enable the Bank to report and retrieve information (whether or not such information is expressly set out in any agreement between you and the Bank) in relation to its banking facilities to and from the Commercial Credit Reference Agency (“CCRA”). Please arrange for the enclosed Customer Consent Form to be signed and returned to the Bank together with the Facility Letter. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

2.	Without prejudicing or affecting the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities, the Borrower(s) will, as the case may be;-

(a)	give the undertaking(s) set out in the Schedule of Further Notes which will remain in full force until the facilities have been repaid in full; and/or

(b)	make the representations and warranties set out in the Schedule of Further Notes which will be deemed repeated daily until the facilities have been repaid in full; and/or

(c)	agree to the further conditions as set out in the Schedule of Further Notes.

Treasure Success International Limited	29 May 2017

SCHEDULE OF FACILITIES

IMPORT FACILITIES WITH LOAN AGAINST IMPORT (LAI)

DETAILS

1.	For the issuance of Documentary Credits to the Borrower(s)*s suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency, less any usance / credit periods granted by the Borrower(s)’s suppliers.

2.	Subject to the Bank’s right at any time to demand immediate repayment of all sums owing by the Borrower(s), advances may be made available:

(a)	in respect of sight documentary credits, for a period up to the maximum tenor as stipulated under the heading “Facilities”; and heading

(b)	in respect of usance documentary credits, for a period up to the maximum tenor as stipulated under the heading “Facilities” less the usance period (i.e. the supplier’s credit finance period) of the relevant documentary credit, commencing from the date that import documents presented under the usance documentary credit are accepted.

3.	The Bank may, on an exceptional basis, and subject to such conditions as it may impose from time to time, accept applications for the issuance of documentary credits relating to goods already received by the Borrower(s) but not paid for. Such conditions include (without limitation):

(a)	evidence of delivery being supported by (i) a cargo receipt showing a date on which the goods are actually received or (ii) transport document(s) showing a date of shipment, with such dates referred to in the cargo receipt or transport document (where applicable) not exceeding 90 days before the issue date of the relevant documentary credit; and

(b)	the maximum tenor of the import loan facilities drawn under the documentary credit shall be up to 120 days, less any usance / credit periods granted by the Borrower(s)’s suppliers.

TRUST RECEIPTS

DETAILS

Advances may be made under this Trust Receipt to enable the Borrower(s) to pay import documentary credit, with the associated title documents released to the Borrower(s) against Trust Receipt(s) signed by the Borrower(s).

COMMISSION / FEES

Documentary Credit opening commission for each validity period of six months / Commission in lieu of exchange will be charged as follows:

- For the first USD50,000.- or its equivalent	0.25%
- Balance in excess of USD50,000.- and up to USD100,000.- or its equivalent	0.125%
- Balance in excess of USD100,000.- or its equivalent	0.0625%

Treasure Success International Limited	29 May 2017

PRICING

For drawings in HKD

Interest will be charged at Hong Kong Interbank Offered Rate (HIBOR) + 1.5% p.a.

For drawings in USD/CHF/EUR/GBP/JPY

Interest will be charged at London Interbank Offered Rate (LIBOR) + 1.5% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

CLEAN IMPORT LOAN (EXTENDED ON APPROVED SUPPLIER BASIS)

DETAILS

1.	Advances may be made under this Clean Import Loan to enable the Borrower(s) to pay invoices issued to them by their suppliers, to extent approved by the Bank. The maximum financing period for each drawing (including the supplier’s credit finance period) shall not exceed the maximum tenor as stipulated under the heading “Facilities”. Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

Advances may be made on the conditions that:

(i)	the Bank receives an undertaking that the purchase of goods is a genuine trade transaction and that no other financing has been or will be requested or obtained from the Bank or any other financial institution against the suppliers’ invoices financed by the Bank,
(ii)	the Bank receives the original or certified true copy of the pro-forma invoice, the accepted purchase order or such other document acceptable to the Bank, and which clearly stipulates the advance payment terms,
(iii)	the Bank receives written instruction from the Borrower to remit payment directly to the Bank’s approved suppliers,
(iv)	the Bank receives and the relevant transport documents acceptable to the Bank, which are marked with the relevant Pre-Shipment Clean Import Loan Reference Number and
(v)	the aggregate amount outstanding is within the above specific limit.

2.	The Bank will settle the invoices direct on their respective due dates and the proceeds will be remitted or credited directly to the suppliers’ accounts.

3.	50% of the debts purchase services proceeds shall be utilized to repay outstanding pre-shipment loans regardless of the due dates of the respective loans.

4.	The list of the Bank’s approved suppliers is set out below:

Approved Suppliers

(1)	DUCKSAN ENTERPRISE CO.,LTD
(2)	KINGWHALE CORPORATION
(3)	YKK HONG KONG LTD
(4)	COATS HONG KONG LIMITED
(5)	KOLON FASHION MATERIAL
(6)	EVEREST TEXTILE CO. LTD

And such other supplier as the Bank may approve from time to time.

Treasure Success International Limited	29 May 2017

COMMISSION / FEES

Commission in lieu of exchange will be charged as follows:

- For the first USD50,000.- or its equivalent	0.25%
- Balance in excess of USD50,000.- and up to USD100,000.- or its equivalent	0.125%
- Balance in excess of USD 100,000.- or its equivalent	0.0625%

A handling commission of 0.25% of the bill amount will be collected upon each drawdown of the Clean Import Loans.

PRICING

For drawings in HKD

Interest will be charged at Hong Kong Interbank Offered Rate (HIBOR) + 1.5% p.a.

For drawings in USD/CHF/EUR/GBP/JPY

Interest will be charged at London Interbank Offered Rate (LIBOR) + 1.5% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

ADVANCE TO MANUFACTURER

DETAILS

Up to 70% of Purchase Order value in favour of the Borrower(s) and to be repaid within the maximum tenor as stipulated under the heading “Facilities”. Drawdown of this facility is allowed against presentation of copies of the relevant Purchase Order. Notwithstanding the foregoing, the Bank’s overriding right to demand repayment at any time shall not be affected.

COMMISSION / FEES

Handling fee will be charged at 0.25% flat.

PRICING

For drawings in HKD

Interest will be charged at Hong Kong Interbank Offered Rate (HIBOR) + 1.5% p.a.

For drawings in USD/CHF/EUR/GBP/JPY

Interest will be charged at London Interbank Offered Rate (LIBOR) + 1.5% p.a.

For details of benchmark interest rates, please refer to the attached Appendix.

Treasure Success International Limited	29 May 2017

SCHEDULE OF FURTHER NOTES

This schedule sets out the further points to note for the Borrower(s).

Representations and Warranties

None of the Borrower(s), any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State , the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria.

Undertakings

(a)	The Borrower(s) will promptly provide to the Bank any financial or other information that the Bank may, from time to time, reasonably request for the purposes of understanding such Borrower’s financial position, business and operations and assessing such Borrower’s ability to meet its obligations and liabilities under this Facility Letter;

(b)	The Borrower(s) undertakes that Choi Lin Hung and Ng Tsze Lun should maintain no less than 50% of shareholding of the Borrower(s).

(c)	In respect of the Advance to Manufacturer facilities, the Borrower(s) shall (i) procure the purchaser(s) of all goods financed by the Facilities to pay all sale proceeds into the Borrower(s)’s account with the Bank and the Bank shall be entitled to apply such sale proceeds towards any sum due to the Bank from the Borrower(s); and (ii) upon request by the Bank, provide such evidence as may be required by the Bank from time to time to show that the Borrower(s) has/have complied with condition (i).

(d)	Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds of the facilities set out in this letter, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the facilities, whether as underwriter, advisor, investor or otherwise).

(e)	Anti-bribery and corruption: None of the Borrower(s), nor to the knowledge of the Borrower(s), any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower(s) or any of its/their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower(s) and, to the knowledge of the Borrower(s), its/their affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the facilities set out in this letter will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Treasure Success International Limited	29 May 2017

Further Conditions

Compliance activity: The Bank and other members of the HSBC Group are required to act in accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money laundering, terrorist financing, corruption, tax evasion and the provision of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with relevant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the making of further enquiries as to whether a person or entity is subject to any sanctions regime (“Compliance Activity”).

Neither the Bank nor any member of the HSBC Group will be liable to the Borrowers in respect of any loss (whether direct, consequential or loss of profit, data or interest) or delay, suffered or incurred by any party, caused in whole or in part by (i) actions taken, or delays or failure in performing any obligations under this letter by the Bank, or (ii) any steps taken by the Bank or any member of the HSBC Group, pursuant to Compliance Activity.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

The Borrower(s)’s / JGL’s compliance or otherwise with the above condition(s) precedent, representations, warranties, undertakings or further conditions (as the case may be) will not in any way prejudice or affect the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or not to permit drawings in relation to the facilities. By signing this letter, the Borrower(s) expressly acknowledge that the Bank may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time or determine whether or not to permit drawings in relation to the facilities, notwithstanding the fact that the above conditions precedent, representations, warranties, undertakings and further conditions (as the case may be) are included in this letter and whether or not the Borrower(s) and/or JGL has / have complied with any of them.

Treasure Success International Limited	29 May 2017

APPENDIX : DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR) * and [1]	HKD

“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11.00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

London Interbank Offered Rate (LIBOR) * and [1]	CHF EUR GBP JPY USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Treasure Success International Limited	29 May 2017

Note:

1	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by the International Swaps and Derivatives Association (ISDA) for a situation where there is no current quote available for below maturities:-

•	LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months
•	HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

Treasure Success International Limited	29 May 2017

TERMS AND CONDITIONS FOR FACILITIES

1.	Interpretation

These terms and conditions are applicable to banking/credit facilities made available by The Hongkong and Shanghai Banking Corporation Limited (the “Bank”, “HSBC” or “we”, which expression shall include its successors and assigns) to the Borrower(s) and shall be read in conjunction with the facility letter, as may be amended from time to time, applicable to the Borrower(s) (together, the “Facility Letter”).

2.	Accrual of Interest & Other Sums

Interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

3.	Availability and Utilisation

With respect to trade facilities, the Bank may, at its sole and absolute discretion, refuse to allow drawings under such facilities if:

(a)	the drawee is considered to be unacceptable to the Bank, or

(b)	the drawee is not on the Bank’s approved list, or

(c)	the transaction in question does not meet the Bank’s operational requirements in respect of the facilities.

4.	Default Interest

Interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank’s tariff book which is accessible at https://www.commercial.hsbc.com.hk/1/2/commercial/customer-service/tariffs. The Bank will provide the Borrower or such relevant guarantor and/or security provider with a hard copy of the tariff book upon request. Interest at the applicable rate will be payable monthly in arrears to the debit of the Borrower(s)’s current account.

5.	Payment

All payments shall be made by the Borrower(s), the guarantor(s) and/or the security provider(s) to the Bank without set-off, counterclaim, withholding or condition of any kind. If the Borrower(s), the guarantor(s) or such security provider (where applicable) is compelled by law to make such withholding, the sum payable shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

6.	Security and Disclosure

6.1	The Bank shall proceed to register (where applicable) in Hong Kong, security provided to the Bank in connection with facilities made available to the Borrower(s) or at the request of the Borrower(s). The costs and expenses, if any, will be charged to the account of the Borrower(s). Where the security provided to the Bank requires registration or filing outside Hong Kong, the Borrower undertakes that it shall, and where applicable, shall procure that such registration or filing of security is attended to and completed in a timely way so as to preserve the security interest of the Bank. The Bank shall be entitled to demand that evidence of such filing and/or registration be provided to it. All costs in connection with the aforesaid overseas filing and/or registration (as the case may be) shall be for the account of the Borrower(s).

Treasure Success International Limited	29 May 2017

6.2	By accepting the Facility Letter, the Borrower(s) is deemed to have consented to the Bank providing a copy of the Facility Letter, related security documents, the Borrower’s latest statement of account, related documents evidencing the obligations to be guaranteed or secured by a guarantor or third party security provider, information on the outstanding liabilities (whether actual or contingent) or such other information to (a) a guarantor or third party security provider, such guarantor or third party security provider’s solicitors and other professional advisers; and (b) whom the bank assigns or transfers (or may potentially assign or transfer) all or part of its rights and obligations under the Facility Letter.

6.3	Without prejudicing the rights of the Bank under other agreements with the Borrower(s), the Bank is entitled to provide any information relating to any of the account(s) of the Borrower(s) held with the Bank and any facilities which the Bank may provide to the Borrower(s) from time to time or the conduct of such account and/or facilities and/or other information concerning the Borrower(s) relationship with the Bank to any other company or office which belongs to or is part of the HSBC Group.

6.4	The Bank shall be entitled to have solicitors of its choice appointed to prepare the necessary documentation relating to the Facility Letter and/or the security to be provided. All their charges and disbursements incurred in this respect will be for the Borrower(s)’s account. Any filing fees and fees incurred in obtaining a legal opinion will also be for Borrower(s)’s account.

6.5	If the Bank is satisfied that all liabilities owed by the Borrower(s) to the Bank have been irrevocably paid in full and that all facilities which might give rise to such liabilities have terminated, subject to the Bank’s right to retain any security provided to it for such period as the Bank considers (in its sole discretion) necessary, the Bank may, at the request and cost of the Borrower(s) or the relevant guarantor and/or security provider, release, reassign or discharge (as appropriate) such security.

7.	Costs and Expenses

7.1	The Borrower(s) shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the negotiation, preparation and execution of the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.2	If the Borrower(s) requests an amendment, waiver or consent, the Borrower(s) shall, within three business days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) incurred by the Bank in responding to, evaluating, negotiating or complying with that request or amendment.

7.3	The Borrower(s) shall, within three business days of demand, pay to the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the enforcement of, or the preservation of any rights under the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.4	If the effect of or a change in any law or regulation is to increase the cost to the Bank of advancing, maintaining or funding the facility(ies) or to reduce the effective return to the Bank, the Bank may require payment on demand of such amounts as the Bank consider necessary as compensation therefor.

Treasure Success International Limited	29 May 2017

8.	Indemnity

8.1	Any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the “Intended Currency”) shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

8.2	The Borrower(s) shall pay and, within three business days of demand, indemnify the Bank against any costs, loss or liability that the Bank incurs in relation to or as a result of:

(a)	a failure by the Borrower(s) to pay any amount due under this Facility Letter on its due date; or

(b)	if this Facility Letter allows prepayment, such loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

9.	Assignment

The Bank may assign its rights and transfer all or any part of its rights and obligations hereunder or under any Facility Letter to any person by delivering to the Borrower(s) a notice in writing. Such transfer shall take effect as from the effective date as specified in the notice and the Bank shall thereafter be released from such obligations. No assignment or transfer of any right, benefit or obligation in the Facility Letter shall be made by the Borrower(s) in any way.

10.	Pari Passu

The Borrower(s), the guarantor(s) and security provider(s) (where applicable) shall ensure that at all times the claims of the Bank under the facilities rank at least pari passu with the claims of all other unsecured creditors, except for claims preferred by mandatory provisions of law.

11.	Prima facie

Any certification or determination by the Bank of a rate or amount under this Facility Letter is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

12.	Section 83 of the Banking Ordinance

Section 83 of the Banking Ordinance and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting the Facility Letter, the Borrower(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower(s) is (are) not so related or connected. The Bank would also ask, that if the Borrower(s) become aware that it (they) becomes so related or connected in future, that the Borrower(s) immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

13.	Governing Law and Third Party Rights

13.1	The Facility Letter (including the schedule(s), where applicable), and these terms and conditions shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

Treasure Success International Limited	29 May 2017

13.2	The Borrower(s) submits to the non-exclusive jurisdiction of the Hong Kong courts.

13.3	No person other than the Bank and the Borrower(s) will have any right under the Contracts (Rights of Third Party) Ordinance to enforce or enjoy the benefit of any of the provisions of the terms and conditions of the Facility Letter.

14.	Process Agent

Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than a Borrower incorporated in Hong Kong (if the Borrower is a company) and a Borrower who is domiciled in Hong Kong (if the Borrower is an individual)):

a)	irrevocably appoints the company stated after the Borrower’s signature below as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with the Facility Letter, security document(s) and /or documentation relating to the facilities; and

b)	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

Treasure Success International Limited	29 May 2017

ACCEPTANCE

Please arrange for the authorised signatories of the Borrower(s), in accordance with the terms of the mandate given to the Bank, to sign and return the duplicate copy of this letter with Appendix to signify the Borrower(s)’s understanding and acceptance of the terms and conditions under which these facilities are granted.

These facilities will remain open for acceptance until the close of business on 19 June 2017 and if not accepted by that date will be deemed to have lapsed.

Should the Borrower(s) have any queries regarding the completion of the required documents, please feel free to contact Ms Yoko Chan, Customer Service Officer on telephone no. 2822 7220.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

/s/ Chris Lam
Chris Lam
Senior Vice President
/fxz

Encl

Acceptance and Confirmation

We, Treasure Success International Limited, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules, Appendix and Terms and Conditions for Facilities attached thereto).

For and on behalf of	For and on behalf of
TREASURE SUCCESS INTERNATIONAL LIMITED	TREASURE SUCCESS INTERNATIONAL LIMITED

Signature	/s/ Choi Lin Hung	Signature	/s/ Ng Tsze Lun
	Authorized Signatures(s)		Authorized Signatures(s)

Name	CHOI LIN HUNG	Name	NG TSZE LUN

Title	Director	Title	Director

Date		Date

Treasure Success International Limited	29 May 2017

Reference Page

For the purposes of paragraph 12 (section 83 of the Banking Ordinance) of the Terms and Conditions for Facilities, you may be considered as related or connected to the HSBC Group if you are:

(a)	a director or employee of a member of the HSBC Group;

(b)	a relative of a director or employee of a member of the HSBC Group;

(c)	a firm, partnership or non-listed company in which a member of HSBC Group or director of HSBC Group (or such director’s relative) is interested as director, partner, manager or agent;

(d)	an individual, firm, partnership or non-listed company of which any director of HSBC Group (or such director’s relative) is a guarantor;

(e)	a firm, partnership or non-listed company which any of the persons listed above is able to control and a person has “control” if such person is:

(i)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

(ii)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

“Relative” means:

(i)	any immediate ascendant, any spouse or former spouse of any such ascendant, and any brother or sister of any such spouse or former spouse;
(ii)	any immediate descendant, and any spouse or former spouse of any such descendant;
(iii)	any brother or sister, aunt or uncle and any nephew or niece and any first cousin;
(iv)	any spouse or former spouse, any immediate ascendant of any such spouse or former spouse, and any brother or sister of any such spouse or former spouse,

and, for the purposes of this definition, any step-child shall be deemed to be the child of both its natural parent and of its step-parent and any adopted child to be the child of the adopting parent, and a spouse shall include anyone living as such.

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